Exhibit 99.1

Stacey Dwyer, EVP

301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
November 4, 2008

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS PRELIMINARY FISCAL 2008 FOURTH QUARTER RESULTS

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported preliminary results for its fourth quarter ended September 30, 2008. Home sales revenue for the fourth quarter of fiscal 2008 totaled $1.5 billion on 6,961 homes closed, compared to $3.0 billion in the same quarter of fiscal 2007 on 11,733 homes closed. Land and lot sales revenue in the fourth quarter approximated $200 million. Approximately 32,000 lots were sold during the quarter, of which 55% were undeveloped, 20% were partially developed and 25% were fully developed. The Company owned approximately 99,000 lots at September 30, 2008.

Pre-tax charges to cost of sales in the fourth quarter for inventory impairments and write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue are expected to be approximately $1.1 billion, the majority of which relate to impairment charges on the land and lots sold during the quarter. Additionally, the Company expects a pre-tax goodwill impairment charge for the fourth quarter of approximately $80 million. The Company’s net loss for the fourth quarter is estimated to be in the range of $800 to $900 million, which reflects an expected tax benefit of approximately $350 million.

The Company’s sales backlog of homes under contract at September 30, 2008 was 5,297 homes ($1.2 billion), compared to 10,442 homes ($2.7 billion) at September 30, 2007. Net sales orders for the fourth quarter ended September 30, 2008 totaled 3,977 homes ($852.3 million), compared to 6,374 homes ($1.3 billion) for the same quarter of fiscal 2007. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the fourth quarter of fiscal 2008 was 47%.

The Company’s homebuilding cash balance at September 30, 2008 was $1.4 billion, reflecting an increase of more than $500 million during the quarter, and the Company expects to receive a federal income tax refund in the range of $600 million to $625 million in December 2008. At September 30, 2008, the Company had no cash borrowings outstanding on its revolving credit facility and was in compliance with all of its covenants. As a result of inventory reductions achieved during the quarter, the Company’s borrowing base availability under the facility is expected to be less than $100 million. However, the Company currently does not anticipate a need to borrow from the facility. The Company is exploring alternatives with regard to its credit facility, which could potentially include an amendment to the current agreement.

In the fourth quarter, the Company, through unsolicited transactions, repurchased $1.4 million principal amount of its 9.75% senior subordinated notes due 2010 and a total of $35.3 million principal amount of its 8% senior notes due 2009.

Donald R. Horton, Chairman of the Board, said, “Market conditions in the homebuilding industry deteriorated during our fourth fiscal quarter and October, characterized by rising foreclosures, high inventory levels of both new and existing homes and reduced liquidity in the mortgage markets. In addition, consumer confidence has been eroded by a weakening economy, higher unemployment and record volatility in the capital markets.

“We remain focused on controlling our cost structure, reducing our inventory and generating cash flow from operations. Our closings and land sale efforts during the fourth quarter led to a 26% reduction in our owned lot position and an increase in our homebuilding cash balance to $1.4 billion at September 30, 2008. Our expectation for fiscal 2009 is to generate positive operating cash flow in addition to the cash provided by our expected tax refund.”

These results are preliminary and unaudited. The Company will announce final results for its fourth quarter and fiscal year ended September 30, 2008 on Tuesday, November 25, 2008 before the market opens. The Company will also host a conference call the same day at 10:00 a.m. Eastern time. The dial-in number is 800-374-9096. The call will also be webcast from www.drhorton.com on the “Investor Relations” page.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 26,000 homes in its fiscal year ended September 30, 2008.  Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 77 markets in 27 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000.  D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our expectations for the fourth quarter of pre-tax charges to cost of sales for inventory impairments and write-offs of approximately $1.1 billion, a pre-tax goodwill impairment charge of approximately $80 million, a tax benefit of approximately $350 million, a net loss in the range of $800 to $900 million, a federal income tax refund of $600 million to $625 million in December 2008, the borrowing base availability under the credit facility to be less than $100 million, not anticipating a need to borrow cash from our credit facility, a continued focus on controlling costs, reducing inventory and generating positive cash flow from operations in fiscal 2009 in addition to the cash provided by our expected tax refund. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: completion of the Company’s year-end financial reporting procedures and related audit by its independent accountants; further deterioration in industry conditions; the reduction of liquidity in the financial markets; limitations on our strategies in responding to adverse conditions in the industry; changes in general economic, real estate, construction and other business conditions; changes in interest rates, the availability of mortgage financing or other costs of owning a home; the effects of governmental regulations and environmental matters; our substantial debt; failure to comply with certain financial tests or meet ratios contained in our revolving credit facility; competitive conditions within our industry; the availability of capital; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; and the uncertainties inherent in home warranty and construction defect claims matters. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly report on Form 10-Q, which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com